UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GRAFTECH INTERNATIONAL LTD.

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GrafTech International Ltd.
12900 Snow Road
Parma, Ohio USA 44130

IMPORTANT ACTION REQUIRED

PLEASE VOTE YOUR WHITE PROXY CARD TODAY

April 15, 2014

Dear Fellow Stockholders,

At GrafTech’s Annual Meeting of Stockholders on May 15, 2014, you will be asked to make an important decision regarding your Company’s future. We urge you to protect the value of your investment by voting the enclosed WHITE proxy card today FOR GrafTech’s seven highly qualified and experienced director nominees, including two new independent nominees: Joel Hawthorne, Randy Carson, Mary Cranston, Thomas Danjczek, Ferrell McClean, Catherine Morris and Steven Shawley.

GrafTech has a strong track record of success, the right strategy, and the right board oversight and management team to deliver long-term growth and drive stockholder value creation. The Board and management team are focused on creating value for all GrafTech stockholders through continued implementation of our strategy of improving operating efficiencies, enhancing global competitiveness and driving increased profitability and cash flows in 2014 and beyond.

As you may know, the Daniel and Nathan Milikowsky Group (the “Milikowsky Group”), led by former Board member Nathan Milikowsky, has nominated a slate of five individuals for election to the Board at the Annual Meeting, which would allow the Milikowsky Group to take control of your company without paying stockholders a control premium. We would like to highlight the following:

•	Your Board and management team are successfully executing a strategy to build value for all stockholders as we exit the industry’s extreme cyclical downturn of the last five years;

•	GrafTech’s experienced and highly qualified Board is committed to serving the interests of all stockholders;

•	Your Board is open to change and to engaging in constructive dialogue with stockholders;

•	The Milikowsky Group’s platform is based on flawed analysis and misleading statements, and demonstrates a fundamental lack of understanding of GrafTech’s global businesses;

•	Nathan Milikowsky was not re-nominated to the Board in 2013 following serious governance breaches and conduct that demonstrate he is not qualified to serve on the Board;

•	Your Board has made multiple reasonable settlement offers to the Milikowsky Group to provide them with meaningful representation on the Board, which they rejected;

•	GrafTech’s Board has taken steps to reduce the number of our nominees from nine to seven, while adding two new, highly qualified, independent candidates; and

•	If all of our seven Board nominees are elected, we intend to offer to add representation from the Milikowsky Group to our Board after the Annual Meeting, choosing from among those candidates who meet our corporate governance criteria.

GrafTech’s Board unanimously recommends that stockholders vote FOR the Company’s nominees today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Your vote is important no matter how many or how few shares you own. We urge stockholders to discard any blue proxy card and other materials sent to you by the Milikowsky Group.

YOUR BOARD AND MANAGEMENT TEAM ARE SUCCESSFULLY EXECUTING

A STRATEGY TO BUILD VALUE FOR ALL STOCKHOLDERS

Together with the management team, the Board has built an advantaged, low-cost, backward-integrated business model that is supported by a strong capital structure. We believe we are well-positioned to deliver results above our prior peak EBITDA performance. In fact, we believe our Board’s and management’s business model has the power to deliver $500 million to $600 million in EBITDA when market demand fully recovers.

GrafTech has taken significant actions to further strengthen our Industrial Materials segment. We are a major player in graphite electrode markets, with four graphite electrode manufacturing facilities and customers in approximately 70 countries serving the growing EAF steel industry. We are confident that our Industrial Materials segment is poised to generate meaningful value as the demand environment improves.

Our Engineered Solutions segment, which builds on our core competency of graphite material science, leverages the Company’s award-winning R&D capabilities to diversify into high-growth markets that include advanced consumer electronics, industrial, alternative energy, and aerospace and defense. Despite the challenging environment for Industrial Materials, our Engineered Solutions segment achieved 16 percent growth and record sales in 2013, and is positioned for another year of double digit growth.

As we continue to win high-profile contracts, streamline operations and increase productivity, we are confident the Company will realize additional benefits, including improved quality, further improved cost structure and product breakthroughs across the Company’s product portfolio.

YOUR BOARD AND MANAGEMENT TEAM HAVE STRENGTHENED THE COMPANY

AND POSITIONED GRAFTECH FOR GROWTH AS WE EXIT THE INDUSTRY’S EXTREME CYCLICAL DOWNTURN OF THE LAST FIVE YEARS

Over the past five years, your Board and management team have implemented initiatives to improve the competitive strength of the Company during the industry’s current severe cyclical downturn and to best position GrafTech in anticipation of a recovery in the steel market. Despite facing an extended downturn and difficult market conditions in our Industrial Materials segment, we have maintained our position as one of the best graphite material science companies in the world through the successful execution of our strategy. Among other important initiatives, we have successfully:

•	Completed and Integrated Four Acquisitions: The Board has successfully overseen the completion and integration of four strategic acquisitions, including C/G Electrodes, Seadrift Coke, Micron Research and Fiber Materials. Through these acquisitions, we have become a backward integrated graphite material science company with access to our primary raw material, high quality needle coke, and expanded technology and processing capabilities:

•	We successfully secured a key supply of needle coke through the Seadrift acquisition and completed the three-year mandatory wind-down of the pre-existing long-term agreements with our previous principal supplier, Phillips 66 (formerly ConocoPhillips).

•	After acquiring Seadrift, we drew on our Company-wide graphite resources to both enhance quality to appropriate standards and to develop and commercialize a new super premium grade coke. By commercializing super premium needle coke production, GrafTech is poised to benefit from improved efficiencies, decreased costs and an enhanced capability to produce low-cost and differentiated graphite electrodes.

•	These acquisitions have performed exceedingly well, expanding our end markets and processing capabilities, generating significant operating cash flows in a challenging environment and positioning GrafTech well in a number of high-growth markets.

•	Achieved Internal Growth in Engineered Solutions: Engineered Solutions manufactures products for high-growth end markets such as advanced consumer electronics, industrial, alternative energy, and aerospace and defense and is a key component of GrafTech’s growth strategy. By effectively leveraging our core competency in graphite materials, this segment creates new growth engines and diversifies the Company’s revenue base, achieving record revenue growth and improved profitability. Revenues for Engineered Solutions have increased from $121 million in 2009 to $257 million in 2013, representing a compound annual growth rate of over 20 percent.

•	Implemented Global Rationalization: In October 2013, GrafTech announced a series of global rationalization initiatives designed to significantly improve profitability, lower SG&A, optimize cash flow and better position the Company for growth. As part of the initiatives, the Company announced the closure of its two highest cost graphite electrode plants, located in Brazil and South Africa, as well as a machine shop in Russia and planned reductions in corporate overhead. The closures reduced electrode capacity by approximately 60,000 metric tons. These measures are expected to result in cost savings annually of $75 million. We have announced working capital improvements that are expected to yield $150 million of cash flows over the next two years. Consistent with our proven track record of execution, in February 2014, we announced that these rationalization initiatives are now expected to be completed ahead of schedule, resulting in increased savings in 2014. We now estimate that savings in 2014 will be $50 million, up from the previous estimate of $35 million.

•	Executed Aggressive and Prudent Reductions in SG&A: To reduce GrafTech’s overall cost base, we took decisive and timely action, including: lowering headcount, freezing salaries and reducing discretionary expenses. Through our successful implementation, we reduced SG&A (excluding pension mark-to-market) by 18 percent, or $25 million, from $142 million to $117 million in 2013.

•	Executed Planned Leadership Transition: In January 2014, the Company announced a leadership transition pursuant to the Company’s established succession plans under which Craig Shular retired as CEO and President after 11 years as CEO and 15 years with GrafTech. Joel Hawthorne was appointed CEO, President and a director after nearly 15 years with the Company, including experience across all the Company’s businesses, with ten years of senior management responsibility in the graphite electrode business and three years leading the Engineered Solutions segment.

We are proud of our more than 3,000 teammates and what we have accomplished together over the last several years. In fact, during this challenging five-year period, GrafTech’s total stockholder return has outperformed the weighted average of its industry peer group1. We look forward to driving enhanced value for all stockholders through the continued execution of our strategy.

THE BOARD’S DISCIPLINED CAPITAL ALLOCATION STRATEGY BALANCES INVESTMENT

IN INNOVATION AND GROWTH WITH RETURNS TO STOCKHOLDERS

The Board and management team’s primary focus is to continue to strategically position the Company to deliver long-term growth and sustainable value for all stockholders. To achieve our goals, we remain focused on:

•	Maintaining a Strong Balance Sheet: With a corporate credit rating of Ba1/BB+, the highest in the Company’s history, we have significantly strengthened our balance sheet over the past three years. We currently maintain a debt to total capitalization ratio of 30 percent. Our solid liquidity and capital structure and continued strong cash flows provide us with stability during volatile commodity cycles and with the strategic flexibility to capitalize on additional future growth opportunities.

[1]	Industry peers include: SGL Carbon, Tokai Carbon, Graphite India, HEG Limited, IBIDEN, Showa Denko, Mersen, Toyo Tanso and Nippon Carbon.

•	Strategically Deploying Capital: The Board’s capital allocation strategy is designed to deploy free cash flow in three major areas.

•	Organic Growth: GrafTech has invested in new products in Engineered Solutions that has driven 20 percent CAGR growth since 2009, and has targeted over $500 million in revenue in this segment;

•	Returning Capital to Stockholders: Over the past three years, GrafTech has bought back more than 8 percent of the Company’s outstanding shares, returning over $100 million to its stockholders; and

•	Selective M&A: Over the past five years, GrafTech has successfully completed and integrated four acquisitions, expanding product lines, technology and processing capabilities.

GRAFTECH’S EXPERIENCED AND HIGHLY QUALIFIED BOARD OF DIRECTORS IS

COMMITTED TO SERVING THE INTERESTS OF ALL STOCKHOLDERS

The GrafTech Board, made up of proven business leaders, has a long track record of effective oversight. In addition to being experienced and engaged, the Board is well-balanced and has deep experience relevant to the Company’s operations and the macroeconomic environment in which we operate. Your Board regularly assesses the skills and expertise represented on the Board.

As part of an ongoing search process conducted in conjunction with a nationally recognized executive search firm, the Board identified two new, highly-qualified and independent directors, Thomas Danjczek and Catherine Morris. Mr. Danjczek and Ms. Morris, who will stand for election at the Annual Meeting, are highly accomplished individuals with a wealth of relevant knowledge and expertise and we believe they will be valuable additions to the Board.

With the election of our recommended slate of directors, including Mr. Danjczek and Ms. Morris, over 70 percent of the GrafTech Board will have changed over the past five years, and the Board will be composed of seven highly-qualified and experienced directors, six of whom are independent.

THE MILIKOWSKY GROUP’S PLATFORM IS BASED ON FLAWED ANALYSIS AND

MISLEADING STATEMENTS, AND DEMONSTRATES A LACK OF

UNDERSTANDING OF GRAFTECH’S GLOBAL BUSINESSES

We believe stockholders should be deeply concerned about surrendering control of their company, especially without payment of a control premium, to the Milikowsky Group, whose platform is replete with unsound analysis and misinformation. For example, the Milikowsky Group’s proposed commercial strategy of selling 30,000 additional metric tons by merely dropping prices to increase volume is inappropriate in this economic environment and would undo the significant cost benefits of GrafTech’s global rationalization initiatives. Expansion of existing graphite electrode facilities is not warranted at this time. In addition to disagreeing with the Milikowsky Group’s unsupportable and unrealistic implied EBITDA benefit, we note that the market reacted favorably to GrafTech’s announcement of these initiatives, with the stock rallying approximately 40 percent in the five trading days following the announcement.

Many of the Milikowsky Group’s objectives indicate a basic lack of industry understanding and a complete disconnect in understanding the difference between a global graphite material science company like GrafTech and a single-plant niche producer like C/G Electrodes, which was previously owned and operated by the Milikowsky Group. Basing the strategy of a multi-national, backward-integrated manufacturer with global distribution operations on the short-term operation of a small, niche business with a limited product offering is misguided and reckless.

The Milikowsky Group states that GrafTech should reduce its inventory, reduce SG&A, streamline its organizational structure and run Seadrift at full capacity. The truth is, the Board has long been driving these initiatives and we were implementing them before the Milikowsky Group launched its proxy contest. In fact, the only reality-based actions the Milikowsky Group cites are those that the Company already has underway.

Market reaction and independent third parties support GrafTech’s strategy and question the proposals advocated by the Milikowsky Group. To illustrate, consider the following statements:

On the Milikowsky proposals: “A strategic shift toward maximizing market share at this point in the cycle could potentially disrupt an industry that is just starting to find its footing after an extended period of declining prices.”

•	Moody’s, “Shareholder proposal would be credit negative for GrafTech,” March 14, 2014

On the Company’s strategy: “We are encouraged by the fact that the industry leaders are reducing capacity at a time when margins are down though not severely so (group average EBITDA margins were 14% in 1H13), which we think speaks to the notion that the electrode industry (while in a cyclical tough spot) had not reached the point of pure competition.”

•	Jefferies, “Industry Restructuring Continues, Valuation Again Attractive; Upgrade to BUY,” March 3, 2014

NATHAN MILIKOWSKY IS NOT QUALIFIED TO SERVE

ON THE COMPANY’S BOARD OF DIRECTORS

GrafTech’s independent Nominating Committee concluded that the facts, circumstances and evidence it considered in advance of the 2013 Annual Meeting established that the conditions to the re-nomination of Nathan Milikowsky for election as a director were not satisfied and that Nathan Milikowsky’s presence on the Board was disruptive to Board functioning inconsistent with his fiduciary duties and counterproductive to the Board’s discharge of its fiduciary duties to stockholders. In reaching this conclusion, the Nominating Committee took into account many years of interaction with Nathan Milikowsky, a special report of a well-recognized law firm, Wilson Sonsini Goodrich & Rosati, which assisted the Nominating Committee with its annual assessment of the Board and its Committees, and the results of an internal investigation by well-recognized, highly experienced, independent investigatory counsel, Morris, Nichols, Arsht & Tunnell LLP, reporting to a Special Committee of the Board comprised entirely of independent directors.

In 2012, the GrafTech Board unanimously appointed a committee of independent directors as well as independent investigatory counsel to conduct a thorough investigation into apparent leaks of confidential inside information that were brought to the Board’s attention by several members of the management team. After completion of its investigation, investigatory counsel reported its conclusion that there had been leaks of material nonpublic information, that there was evidence that Nathan Milikowsky was the source of the leaks, that there was no evidence to support a conclusion that management or any other director was the source of the leaks and that at least some of that information could not have been developed independently.

During the investigation, it was determined that the Stockholders’ Agreement had been breached by Daniel and Nathan Milikowsky and other key facts were uncovered that are inconsistent with the fiduciary responsibility of a board member under Delaware law.

Accordingly, the Nominating Committee unanimously concluded, after full deliberation, that the conditions to re-nominate Nathan Milikowsky for election as a director were not satisfied as described above. The Nominating Committee recommended to the Board that he not be re-nominated. With the exception of Nathan Milikowsky, the Board unanimously concurred in that conclusion and decided not to re-nominate him. The Board continues to believe strongly that Nathan Milikowsky is not a suitable candidate to fulfill the fiduciary duties required and expected of a member of the GrafTech Board of Directors.

Your Board is singularly focused on driving enhanced value for all stockholders and cannot afford to be derailed by an individual with an agenda that is not aligned with the interests of ALL stockholders. As we approach the Annual Meeting, it is important that stockholders have all relevant information. Accordingly, the Company has disclosed further details regarding the investigation and the evidence considered in its proxy statement, which has been filed with the SEC and will be mailed to all stockholders.

YOUR BOARD HAS BEEN REASONABLE AND OPEN TO A RESOLUTION

WITH THE MILIKOWSKY GROUP

Despite the fact that the Milikowsky Group is attempting to take control of your Company without articulating a workable, reality-based strategy and is led by an individual whose conduct has already resulted in the Board’s evidence-based decision not to re-nominate him, your Board has made repeated attempts to work constructively with the Milikowsky Group to reach a mutually agreeable resolution in the best interest of the Company and all stockholders. Your Board is – and has always been – open to making changes and considering qualified director candidates.

Since the Milikowsky Group first made its intentions public, Nathan Milikowsky and Mr. Hawthorne have had three in-person meetings and numerous telephone conversations. Your Board has made multiple settlement offers – the third of which was presented on April 9, 2014 – to the Milikowsky Group to provide them with meaningful representation on the Board. All of our offers have been rejected by the Milikowsky Group.

With respect to the proposal the Milikowsky Group presented on April 11, 2014, the GrafTech Board found one key aspect of it – namely that Nathan Milikowsky immediately be reinstated to the Board prior to a review of his qualifications and eligibility to serve – to be unacceptable due to his prior governance breaches and conduct that demonstrated he was not a qualified candidate. Later that same day, GrafTech made a very reasonable counter-proposal on substantially the same terms as those in the Milikowsky Group proposal, which addressed that one key aspect in a method we believe is fair and essential.

Importantly, the GrafTech Board stands behind its prior investigation, process and findings, and remains resolute in its position that Nathan Milikowsky is not qualified. As described above, the Board’s initial investigation was thorough and thoughtful. We are willing to undertake another review – engaging another independent law firm that is deemed to be acceptable to both parties, as the Milikowsky Group proposed – for one reason only; to attempt to reach a mutually agreeable resolution.

The review proposed by the Milikowsky Group is limited in scope and not designed to comprehensively address the reasons why Nathan Milikowsky was not re-nominated to the Board. Although there is no need for a review, we are willing to accept a review to help resolve our differences; however, under the circumstances, what the Milikowsky Group proposed was insufficient for a governance matter of this import. We firmly believe any subsequent review will validate the previous findings and conclusions of our Board. As you might suspect, we would require Nathan Milikowsky’s full cooperation, as he did not fully cooperate in the last investigation and, as uncovered by independent investigatory counsel and disclosed in our proxy, he intentionally withheld information from the Board.

Under our proposal, Nathan Milikowsky and the Company would jointly commence an expedited proceeding, either through a court or arbitration process, with full investigatory power. This proceeding would review Nathan Milikowsky’s qualifications to serve as a director under the Company’s corporate governance guidelines, code of conduct and nominating committee charter, the breach of his fiduciary duties and the breach of the Stockholders’ Agreement found in the prior investigation. Assuming full cooperation of all parties, if that proceeding concludes that Nathan Milikowsky met those qualifications and did not breach his fiduciary duties, and the Milikowskys did not breach the Stockholders’ Agreement, then he would promptly be invited to join the Board. In our estimation, this process could be accomplished in three to six months.

The April 11, 2014 GrafTech proposal would have resulted in four of nine directors being newly appointed at the 2014 Annual Meeting. Further evidence of our openness is the option of either Nathan Milikowsky or a mutually agreed upon director joining the Board as a tenth director – and fifth new director – following completion of the review process described above. In addition, two current long-serving GrafTech directors, Harold Layman and Craig Shular, would retire from the Board at the Annual Meeting and GrafTech would forego a standstill of any kind after the Annual Meeting. The fact that GrafTech is willing to give the Milikowsky Group a level of representation on the Board more than double its ownership speaks volumes about our commitment to resolving this matter.

Nathan Milikowsky’s personal quest to reinstate himself to GrafTech’s Board in spite of his clear breaches of good corporate governance and ethics is at the heart of the issue. We have made a number of good faith efforts to resolve this matter. GrafTech’s Board and management will not compromise on good corporate governance and ethics, plain and simple. While we do not believe it is in our stockholders’ interest to have a proxy contest at our Annual Meeting, Nathan Milikowsky’s continued inflexibility prevents us from finding a resolution.

GrafTech has taken steps to reduce the number of our nominees from nine to seven and, if all seven of our recommended nominees are elected to the Board at the Annual Meeting, we intend to offer to add representation from the Milikowsky Group to our Board. Of course, we would only choose from among those candidates who meet our corporate governance criteria.

PROTECT THE VALUE OF YOUR INVESTMENT IN GRAFTECH

VOTE THE WHITE PROXY CARD TODAY

We are confident that we have the right Board, the right management team and the right strategy to continue to drive value for all stockholders. We strongly urge you to protect the value of your investment in GrafTech by voting FOR your Board’s experienced and highly qualified director nominees on the WHITE proxy card today.

Your vote is extremely important, no matter how many or how few shares of GrafTech you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any blue proxy card sent to you by the Milikowsky Group.

We thank you for your continued support.

Sincerely,

The GrafTech Board of Directors

Joel L. Hawthorne	Randy W. Carson	Mary B. Cranston	Harold E. Layman

Ferrell P. McClean	Steven R. Shawley	Craig S. Shular

If you have questions or need assistance in voting your shares, please call:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

(800) 509-0917 (Toll Free)

e-mail: graftechproxy@georgeson.com

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) about certain nominations for election of directors, future or targeted operational and financial performance; growth prospects and rates, the markets we serve, strategic plans and our position in our industry. Our expectations are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: unforeseen delays, costs or liabilities associated with our initiatives as well as our growth and other plans, changes in market prices of our securities, changes in business and economic conditions and growth trends in the industry, changes in customer markets and various geographic regions, uncertainties in the geopolitical environment, and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. This release does not constitute an offer or solicitation as to any securities.

IMPORTANT ADDITIONAL INFORMATION: GrafTech and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the 2014 Annual Meeting. GrafTech has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from GrafTech stockholders for the 2014 Annual Meeting. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2014 ANNUAL MEETING AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with GrafTech’s Annual Meeting. Information regarding the direct and indirect beneficial ownership of GrafTech’s directors and executive officers in GrafTech securities is set forth in the definitive proxy statement and other materials filed with the SEC in connection with GrafTech’s 2014 Annual Meeting. Stockholders will be able to obtain free copies of the definitive proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed with the SEC by GrafTech through the web site maintained by the SEC at www.sec.gov and on GrafTech’s web site at http://ir.graftech.com/.